Exhibit 99.1

Kyntra Bio Appoints Andrew E. Singer, MBA to its Board of Directors

SAN FRANCISCO, October 1, 2026 (GLOBE NEWSWIRE) -- Kyntra Bio (Nasdaq: KYNB) today announced the appointment of Andrew E. Singer, MBA to its Board of Directors as an independent director and member of the Audit Committee effective October 1, 2026. The Company also announced that Maykin Ho, Ph.D. has stepped down from the Board of Directors effective September 30, 2026 after nearly eight years of service.

“We are pleased to welcome Andy to the Board. His extensive experience across biotechnology finance, corporate development and public company operations will bring valuable perspective as Kyntra Bio continues to build momentum across its differentiated rare disease and oncology pipeline and execute on its strategic priorities,” said James A. Schoeneck, Chairman of the Board of Directors of Kyntra Bio. “On behalf of the Board and the management team, I also want to thank Maykin for her service and contributions to the company.”

“Kyntra Bio has taken substantial steps to strengthen its financial position and sharpen its focus on its exciting pipeline,” said Mr. Singer. “I look forward to working with the Board and management team to support the company as it advances its programs to create long-term value.”

Andrew E. Singer, MBA

Mr. Singer is a biotechnology finance and strategy executive with more than 25 years of experience spanning investment banking, corporate strategy, business development and public company leadership. He currently serves as Founder and CEO of Fika Bio Consulting, Inc., a strategic consulting firm. Previously, Mr. Singer served as Head of West Coast Biotechnology Investment Banking at Credit Suisse. Prior to Credit Suisse, Mr. Singer was a Managing Director in the Biotechnology Investment Banking Group at Wells Fargo, Executive Vice President and Chief Financial Officer of Epizyme, and spent over ten years at RBC Capital Markets in the Biotechnology Investment Banking Group. Over the course of his banking career, he advised biotechnology companies on capital formation, strategic transactions, and corporate development and participated in transactions valued in excess of $50 billion. Mr. Singer previously served on the Board of Directors of Enlivex Therapeutics, Ltd. and the J.F. Kapnek Trust. He holds an MBA with distinction from Harvard Business School, and a BA from Yale University.

Exhibit 99.1

About Kyntra Bio
Kyntra Bio is a biopharmaceutical company focused on development of novel therapies in oncology and rare disease. Roxadustat (爱瑞卓®, EVRENZO™) is currently approved in Europe, Japan, China, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate the development plan for the Phase 3 trial of roxadustat in anemia associated with lower-risk myelodysplastic syndromes (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46, is in Phase 2 development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.kyntrabio.com.

For Investor Inquiries:
David DeLucia, CFA
Senior Vice President and Chief Financial Officer
ir@kyntrabio.com